Exhibit 21.1
SUBSIDIARIES OF THE REGISTRANT

Name    Jurisdiction of
Incorporation or Organization
Tiptree Operating Company, LLC    Delaware
Tiptree Asset Management Company, LLC    Delaware
Telos Asset Management, LLC    Delaware
Care Investment Trust LLC    Delaware
PFG Holdings Acquisition Corp.    Delaware
Philadelphia Financial Group, Inc.    Pennsylvania
Philadelphia Financial Life Assurance Company LLC    Pennsylvania
PFASC Holdings, LLC    Delaware
Philadelphia Financial Administration Services Company    Delaware
Tiptree Direct Holdings LLC    Delaware
Muni Funding Company of America LLC    Delaware
Siena Capital Finance Acquisition Corp.    Delaware
Siena Capital Finance LLC    Delaware
Subsidiaries not included on this list, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as of December 31, 2013.